Exhibit 99.1

Acadia Realty Trust Reports Fourth Quarter and Full Year 2010 Operating Results

NEW YORK--(BUSINESS WIRE)--February 8, 2011--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter and year ended December 31, 2010. All per share amounts are on a fully diluted basis.

Fourth Quarter and Full Year 2010 Highlights

Earnings Consistent With Guidance

•	Funds from operations (“FFO”) per share of $0.30 for fourth quarter 2010 and $1.23 for full year 2010

•	Earnings per share (“EPS”) from continuing operations for fourth quarter 2010 of $0.17 and $0.74 for full year 2010

Core Portfolio

•	Current occupancy of 91.5% increased 30 basis points from third quarter 2010

•	Same store net operating income (“NOI”) decreased 0.9% for the full year and decreased 1.3% for the fourth quarter 2010 compared to 2009

Balance Sheet

•	Core portfolio debt, net of cash on hand (“Net Debt”) to EBIDTA ratio of 3.9x

•	Net Debt to Total Market Capitalization of 32%

•	Cash on hand and availability under current credit facilities of $145 million at December 31, 2010

External Growth Initiatives

•	Fund III acquired White City Shopping Center for $56 million and has an additional acquisition under contract for approximately $52 million which is anticipated to close during the first quarter 2011

•	BJ’s Wholesale Club opened at Fund II’s Canarsie Plaza, which is currently 85% leased

•	Fund II received an $11.1 million distribution from its Albertsons investment, which has now realized a cumulative equity multiple of 3.4 x on its investment

•	Fund II’s leasehold interest in the Neiman Marcus location at Oakbrook Center, which was held for sale as of year-end, was subsequently sold for $8.2 million, resulting in an unleveraged 16.5% IRR

Fourth Quarter and Full Year 2010 Operating Results

For the quarter ended December 31, 2010, FFO was $12.1 million, compared to $10.0 million for the quarter ended December 31, 2009. For the year ended December 31, 2010, FFO was $50.5 million compared to $49.6 million for the year ended December 31, 2009.

Earnings for the quarters and years ended December 31, 2010 and 2009 were as follows:

	Quarters ended			Years ended
	December 31,			December 31,
	2010	2009	Variance	2010	2009	Variance

FFO per share	$0.30	$0.25	$0.05	$1.23	$1.28	$(0.05)
EPS from continuing
operations	$0.17	$0.12	$0.05	$0.74	$0.75	$(0.01)
EPS	$0.17	$0.16	$0.01	$0.74	$0.82	$(0.08)

Following are the factors which contributed to the variance in EPS from continuing operations for the quarter and year ended December 31, 2010 as compared to the corresponding periods in 2009:

	Variance 2010 v. 2009
	Quarter	Year

2010 RCP Venture income, net of noncontrolling interests’ share and income taxes	$0.03	$0.05
2010 lower general and administrative costs	0.03	0.05
2010 non-cash gain on bargain purchase of CityPoint	--	0.15
2010 decrease in mezzanine interest income	(0.03)	(0.01)
2009 reserve for mezzanine loan and development costs	--	0.06
2009 impairment charge related to a Fund I unconsolidated investment, net of noncontrolling interests’ share	--	0.04
2009 gain on extinguishment of convertible debt	--	(0.19)
2009 lease termination income	--	(0.06)
2009 income from forfeited contract deposit	--	(0.05)
Other items, net	0.02	(0.05)
Total variance	$0.05	$(0.01)

EPS from discontinued operations decreased $0.07 for the full year 2010 as compared to 2009 primarily as a result of gains recognized on the sale of six Kroger Supermarket locations and a core property during 2009.

Strong Balance Sheet with Low Leverage and Access to Available Capital

As of December 31, 2010, Acadia’s solid balance sheet was evidenced by the following:

Available Liquidity

•
Total liquidity of $145 million, including $86 million of cash on hand and $59 million available under existing lines of credit, excluding the cash and credit facilities of the Company’s opportunity funds (“Funds”)

•
Approximately $250 million of committed and unallocated Fund III investor capital as of December 31, 2010 available to fund Fund III’s future acquisitions and to repay outstanding subscription line borrowings. Acadia’s pro-rata share amounts to approximately $50 million

Low Leverage

•	Core portfolio Net Debt to EBIDTA ratio of 3.9 x

•	Including the Company’s pro-rata share of the Fund debt, a Net Debt to EBITDA ratio of 4.4 x

•	Including the Company’s pro-rata share of the Fund debt, Net Debt to Total Market Capitalization of 32% and Debt to Total Market Capitalization of 38%

•	Core portfolio fixed-charge coverage ratio of 3.2 to 1 for the quarter ended December 31, 2010

•	Combined fixed-charge coverage ratio, including core portfolio and Funds, was 3.5 to 1 for the quarter ended December 31, 2010

Limited Exposure to Interest Rate Variability

•	100% of the Company’s core portfolio debt is fixed at an average interest rate of 6.2%

•	Including the Company’s pro-rata share of Fund debt, 86% of the Company’s debt is fixed at an average interest rate of 5.4%

Portfolio Performance

Occupancy and Same Store NOI

At December 31, 2010, Acadia’s core portfolio occupancy was 91.5%. This represents an increase of 30 basis points over the 91.2% occupancy at September 30, 2010 and a 110 basis point decrease from year-end 2009 occupancy of 92.6%.

Acadia’s combined portfolio occupancy, including its core portfolio and Funds, was 90.9% as of December 31, 2010, which represents an increase of 10 basis points over occupancy at September 30, 2010 and a decrease of 100 basis points from year-end 2009.

For the year ended December 31, 2010, core portfolio same store NOI decreased 0.9% from 2009. Fourth quarter 2010 same store NOI decreased 1.3% from fourth quarter 2009.

As previously discussed by the Company, 2010 occupancy and NOI were negatively impacted on a short-term basis as a result of the successful re-anchoring of the New Loudon Shopping Center in Latham, NY. Acadia has executed leases for the entire 65,000 square feet, including the expansion of the existing Price Chopper supermarket, at a 50% increase in rents. The tenants are anticipated to open during the first half of 2011. Adjusting for the effects of the short-term downtime from this accretive re-tenanting, portfolio occupancy at December 31, 2010 would have been 93.2% and 2010 same store NOI for the core portfolio would have decreased by 0.6% for the year.

Leasing Activity

For the year ended December 31, 2010, the Company realized an increase in average rents of 5.1% in its core portfolio on 308,000 square feet of new and renewal leases. Excluding the effect of the straight-lining of rents, the Company experienced a 1.9% decrease in average rents.

During the fourth quarter of 2010, the Company realized an increase in average rents of 0.5% in its core portfolio on 67,000 square feet of new and renewal leases. Excluding the effect of the straight-lining of rents, the Company experienced a 4.1% decrease in average rents.

External Growth Initiatives - Fund Acquisitions, Disposition and RCP Income

Fund III – Acquisitions

During December 2010, a joint venture between Fund III and an unaffiliated partner, Charter Realty & Development Corp., acquired White City Shopping Center for $56.0 million at an initial unlevered yield of approximately 8.5%. At closing, the joint venture also obtained $40.0 million of first mortgage financing. The 255,000 square foot shopping center is located on Route 9, the region’s main retail artery, and adjacent to the Worcester, Massachusetts city line. The property also presents long term re-anchoring and redevelopment opportunities.

In addition, Fund III has entered into a purchase agreement for the acquisition of a portfolio of three properties for approximately $52.0 million. It is expected that this transaction will be completed during the first quarter of 2011. As the closing of this transaction is subject to lender approval of the assignment of existing debt and other customary closing conditions no assurance can be given that the Fund will successfully complete this transaction.

RCP Venture – Albertsons Distributions

During the fourth quarter of 2010, Fund II recognized income of $11.1 million in connection with distributions from its Albertsons investment. Acadia’s share of this income, after allocation to noncontrolling interests, was $1.3 million, net of taxes. Through December 31, 2010, Fund II has realized a cumulative equity multiple of 3.4 x on this investment.

Fund II – Update and Disposition

During the fourth quarter of 2010, BJ’s Wholesale Club occupying 177,000 square feet, opened for business at Fund II’s Canarsie Plaza. In addition, the New York Police Department and Planet Fitness occupying a total of 48,000 square feet are anticipated to commence operations during the first quarter of 2011. Including these leases and other small shop leases, the 275,000 square foot project is currently 85% leased.

During January 2011, Fund II completed the sale of its leasehold interest in the Neiman Marcus location at Oakbrook Center, located in Oak Brook, IL, for $8.2 million. Acquired in November 2005, this investment has yielded an unleveraged 16.5% IRR.

Outlook - Earnings Guidance for 2011

The Company forecasts its 2011 annual FFO will range from $0.94 to $1.05 per share and 2011 EPS from $0.44 to $0.55. The following table summarizes management’s 2011 guidance (dollars in millions, except per share amounts):

	2011		2010
	Low	High	Actual
Core and pro-rata share of opportunity fund portfolio income	$42.5	$44.0	$48.2
Asset and property management fee income, net of taxes	11.0	11.5	10.5
Transactional fee income, net of taxes	6.0	7.0	5.7
Promote income from Funds, RCP Venture and
other income, net of taxes	2.0	3.0	1.9
General and administrative expense	(23.0)	(22.5)	(22.2)
Gain on bargain purchase	--	--	6.4
FFO	$38.5	$43.0	$50.5
FFO per share	$0.94	$1.05	$1.23

The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance Range for 2011	Low	High
Earnings per diluted share	$0.44	$0.55
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.45	0.45
Unconsolidated partnerships	0.04	0.04
Noncontrolling interest in Operating Partnership	0.01	0.01
Funds from operations	$0.94	$1.05

For the core portfolio, the Company is assuming occupancy to increase up to 50 basis points by the end of 2011 and for same-store NOI to be between -1% and +1% for the year, before any contemplated accretive re-anchoring activities. Additionally, the forecast assumes the repayment of certain mezzanine capital investments and potential redeployment into core and fund investments. Management will discuss its 2011 earnings guidance and related assumptions in further detail on its scheduled year-end investor conference call.

Management Comments

“During the fourth quarter, along with continued progress within our existing portfolio, we were able to execute on two exciting Fund acquisitions,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “With this re-acceleration of our acquisition activity, as well as our healthy balance sheet, Acadia is well-positioned for long-term growth.”

Investor Conference Call

Management will conduct a conference call on Wednesday, February 9, 2011 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 866-800-8651 (internationally 617-614-2704). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 30369487. The phone replay will be available through Wednesday, February 16, 2011.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties, including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on March 1, 2010 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2010 and 2009 (dollars in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
Revenues	2010	2009	2010	2009

Minimum rents	$27,776	$25,067	$106,440	$95,239
Percentage rents	153	85	473	477
Mortgage interest income	3,724	4,831	19,161	19,698
Expense reimbursements	6,191	5,730	22,030	20,982
Lease termination income	225	25	290	2,751
Other property income	477	1,345	2,140	2,895
Management fee income	242	444	1,424	1,961
Other	--	--	--	1,700
Total revenues	38,788	37,527	151,958	145,703
Operating expenses
Property operating	9,379	8,819	30,914	29,651
Real estate taxes	4,601	4,507	18,245	16,812
General and administrative	4,365	5,438	20,217	22,013
Depreciation and amortization	12,008	9,660	40,115	36,634
Abandonment of project costs	--	3	3	2,487
Reserve for notes receivable	--	--	--	1,734
Total operating expenses	30,353	28,427	109,494	109,331
Operating income	8,435	9,100	42,464	36,372
Equity in earnings (losses) of unconsolidated affiliates	10,361	1,922	10,971	(1,529)
Impairment of investment in unconsolidated affiliate	--	(113)	--	(3,768)
Other interest (expense)/income	(54)	269	408	642
Interest expense and other finance costs	(8,544)	(8,372)	(34,471)	(32,154)
Gain from bargain purchase	--	--	33,805	--
Gain on extinguishment of debt	--	--	--	7,057
Income from continuing operations before income taxes	10,198	2,806	53,177	6,620
Income tax expense	(1,021)	(192)	(2,890)	(1,541)
Income from continuing operations	9,177	2,614	50,287	5,079

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2010 and 2009 (dollars in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2010	2009	2010	2009

Discontinued operations:
Operating income from discontinued operations	205	80	380	484
Gain on sale of property	--	1,506	--	7,143
Income from discontinued operations	205	1,586	380	7,627
Net income	9,382	4,200	50,667	12,706
(Income) loss attributable to noncontrolling interests in subsidiaries:
Continuing operations	(2,206)	2,228	(20,307)	23,472
Discontinued operations	(164)	(36)	(303)	(5,045)
Net (income) loss attributable to noncontrolling interests in subsidiaries	(2,370)	2,192	(20,610)	18,427

Net income attributable to Common Shareholders	$7,012	$6,392	$30,057	$31,133

Supplemental Information
Income from continuing operations attributable to Common Shareholders	$6,971	$4,842	$29,980	$28,551
Income from discontinued operations attributable to Common Shareholders	41	1,550	77	2,582
Net income attributable to Common Shareholders	$7,012	$6,392	$30,057	$31,133

Net income attributable to Common Shareholders per
Common Share – Basic
Net income per Common Share – Continuing operations	$0.17	$0.12	$0.75	$0.75
Net income per Common Share – Discontinued operations	--	0.04	--	0.07
Net income per Common Share	$0.17	$0.16	$0.75	$0.82
Weighted average Common Shares	40,257	39,756	40,136	38,005

Net income attributable to Common Shareholders per
Common Share – Diluted 2
Net income per Common Share – Continuing operations	$0.17	$0.12	$0.74	$0.75
Net income per Common Share – Discontinued operations	--	0.04	--	0.07
Net income per Common Share	$0.17	$0.16	$0.74	$0.82
Weighted average Common Shares	40,594	40,038	40,406	38,242

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2010 and 2009 (dollars in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income attributable to Common Shareholders	$7,012	$6,392	$30,057	$31,133

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):
Consolidated affiliates	4,688	4,608	18,445	18,847
Unconsolidated affiliates	374	372	1,561	1,604
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	--	(1,506)	--	(2,436)
Unconsolidated affiliates	--	--	--	--
Income attributable to noncontrolling interests’ in Operating Partnership	68	120	377	464

Distributions – Preferred OP Units	5	5	18	19

Funds from operations	$12,147	$9,991	$50,458	$49,631
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	40,979	40,728	40,876	38,913
Funds from operations, per share	$0.30	$0.25	$1.23	$1.28

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Years ended December 31, 2010 and 2009 (dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating income	$8,435	$9,100	$42,464	$36,372

Add back:
General and administrative	4,365	5,438	20,217	22,013
Depreciation and amortization	12,008	9,660	40,115	36,634
Abandonment of project costs	--	3	3	2,487
Reserve for notes receivable	--	--	--	1,734
Less:
Management fee income	(242)	(444)	(1,424)	(1,961)
Mortgage interest income	(3,724)	(4,831)	(19,161)	(19,698)
Other	--	--	--	(1,700)
Lease termination income	(225)	(25)	(290)	(2,751)
Straight line rent and other adjustments	(1,158)	99	(3,830)	(1,562)

Consolidated NOI	19,459	19,000	78,094	71,568

Noncontrolling interest in NOI	(5,724)	(5,383)	(22,640)	(15,543)
Pro-rata share of NOI	$13,735	$13,617	$55,454	$56,025

SELECTED BALANCE SHEET INFORMATION

	As of
	December 31, 2010	December 31, 2009

Cash and cash equivalents	$120,592	$93,808
Rental property, at cost	1,142,407	1,063,143
Total assets	1,524,806	1,382,464
Notes payable	854,924	780,197
Total liabilities	937,284	849,987

Notes:

1
For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2
Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3
The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4
In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 360 and 665 OP Units into Common Shares for the quarters ended December 31, 2010 and 2009, respectively and 470 and 671 OP Units into Common Shares for the years ended December 31, 2010 and 2009, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for the quarters and years ended December 31, 2010 and 2009, respectively. In addition, diluted FFO also includes the effect of employee share options of 337 and 281 Common Shares for the quarters ended December 31, 2010 and 2009, respectively, and 245 and 212 Common Shares for the years ended December 31, 2010 and 2009, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100